LOAN AGREEMENT

THIS LOAN AGREEMENT dated September 28, 1998 is made by and between THE PRICE FAMILY CHARITABLE TRUST created under declaration of trust dated March 10, 1984 ("Lender") and the SAN DIEGO COMMUNITY FOUNDATION CHARITABLE REAL ESTATE FUND, a California corporation ("Borrower") with reference to the following facts:

                                    RECITALS

     Lender  desires to lend to  Borrower  and  Borrower  desires to borrow from
Lender the sum of Eleven Million Two Hundred Thousand Dollars ($11,200,000) ("Loan Funds") for the sole purpose of Borrower purchasing eight hundred thousand (800,000) shares of preferred stock of Price Enterprises, Inc., a Maryland corporation (the "Shares").

     NOW, THEREFORE, for and in consideration of the covenants and agreements, herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  Agreement To Lend And Borrow Money.

     1.1. Lender agrees to lend Borrower Eleven Million Two Hundred Thousand Dollars ($11,200,000) pursuant to the terms and provisions of this Agreement for the sole purpose of enabling Borrower to purchase the Shares.

     1.2. Borrower agrees that it will use the Loan Funds solely for the purchase of the Shares and that any funds not used for the purchase of the Shares will be forthwith repaid to Lender. Borrower further agrees that it will use the Loan Funds to purchase Eight Hundred Thousand Shares of preferred stock of Price Enterprises, Inc., said purchase to be completed no later than 5 p.m. on the Closing Date provided the Loan Funds are made available to Borrower by 11 a.m. on the Closing Date. In the event the Loan Funds are not available to the Borrower by 11 a.m. on the Closing Date, Borrower shall have the option to cancel this transaction or postpone the Closing Date one day (the new Closing Date shall be hereafter referred to as the "Postponed Closing Date"). If Borrower opts to postpone the Closing Date, Borrower shall then have the obligation to complete the purchase of the Shares no later than 5 p.m. on the Postponed Closing Date.

     1.3. As security for the loan Borrower agrees to execute and deliver to Lender each of the following:

          (1) A Promissory Note Secured by Pledge of Stock ("Note") in the form set forth in Exhibit "A" attached in the principal amount of Eleven Million Two Hundred Thousand Dollars ($11,200,000) and

          (2) A Stock Pledge and Security Agreement ("Pledge") in the form set forth in Exhibit "B" attached.


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Section 3. Closing.

     The Closing shall take place on the Closing Date which shall be on or before Sept. 30, 1998 at the offices of Lender, 7979 Ivanhoe, Suite 520, La Jolla, Ca. 92037 or such other time and place as the parties may agree upon in writing.

          At Closing the following shall take place concurrently:

          (1) Lender shall deposit the Loan Funds in the Broker Account opened by Holder pursuant to the terms of the Pledge.

          (2) Borrower shall deliver to Lender the Note and Pledge, each fully executed by Borrower.

Section 4.  Representations And Warranties Of Lender.

     4.1 Power and Authority

     Lender has the requisite power and authority to enter into and carry out the terms of this Agreement. All action required to be taken by Lender to consummate and perform this Agreement has been taken, and no approval of any other person or entity is necessary in order to permit Lender to consummate and perform this agreement.

     4.2 No Other Representations or Warranties.

     Except as expressly set forth above, Lender makes no representations or warranties relating to the Shares, Price Enterprises Inc. or its affairs and Borrower acknowledges it is not relying on any information from Lender, its trustees, officers, directors, agents or affiliates in making its decision to purchase the Shares.

Section 5.  Representations, And Warranties Of Borrower.

     5.1 Power and Authority

     Borrower has the requisite power and authority to enter into and carry out the terms of this Agreement. All action required to be taken by Borrower to consummate and perform this Agreement has been taken, no approval of any other person or entity is necessary in order to permit Borrower to consummate and perform this agreement, no filing with any governmental authority on part of Borrower is required in connection with the execution of this agreement and the execution and delivery of this Agreement by Borrower will not result in a violation of any mortgage, indenture, material contract, instrument, judgment, decree, order, statute, rule or regulation to which Borrower is subject.

     5.2 Non-Reliance on Lender

     Borrower is a sophisticated investor, has undertaken due diligence regarding the Shares and is not relying on any information from Lender, its trustees, officers, directors, agents or affiliates in making its decision to purchase the Shares.

Section 6.  Notices.

     All notices pursuant to this Agreement shall be in writing and shall be sufficient if delivered, sent or mailed registered or certified mail, postage prepaid, or by personal delivery, as follows:

          If to Borrower:

          Robert Kelly
          San Diego Community Foundation Charitable Real Estate Fund 1420 Kettner Blvd., Suite 500
          San Diego, CA  92101

          If to Lender:

          Sol Price, Trustee
          The Price Family Charitable Trust
          7979 Ivanhoe Avenue, Suite 520
          La Jolla, CA  92307

Section 7.  Attorneys Fees.

     If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.

Section 8.  Arbitration.

     Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, shall be settled by arbitration in San Diego, California under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

     Notice: By initialing in the space below you are agreeing to have any dispute arising out of the matters included in the foregoing arbitration clause decided by a neutral arbitration as provided by California law and you are giving up any rights you might possess to have the dispute litigated in a court or by jury trial. By initialing in the space below you are giving up your judicial rights to discovery and appeal unless such rights are specifically included in the Arbitration Clause. If you refuse to submit to arbitration after agreeing to this provision, you may be compelled to arbitrate under the authority of the California Code of Civil Procedure. Your agreement to this arbitration provision is voluntary.

     We have read and understand the foregoing and agree to submit disputes arising out of the matters included in the Arbitration Clause to neutral arbitration.


                 /s/                                         /s/
         ----------------                              ------------------

         Lender's initials                             Borrower's initials

Section 9.  Negotiated Agreement.

     The terms and provisions of this Agreement represent the results of negotiations between Borrower and Lender, neither of which have acted under any duress or compulsion, whether legal, economic or otherwise, Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings. The Lender and Borrower hereby waive any application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement including without limitation, any rule of law to the effect that ambiguous or conflicting terms or provisions contained in the executed draft of this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft thereof.

Section 10.  Additional Documents.

     Each party agrees to execute such further and additional documents, instruments and writings as may be necessary, proper, required, desirable or convenient for the purpose of fully effectuating the terms and provisions of this Agreement.

Section 11.  Entire Agreement.

     It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in this Agreement executed by the parties hereto and all references and related documents executed in connection therewith. Neither party has relied upon any statements or representations not embodied in the aforementioned documents or this Agreement.

Section 12.  Modification.

     This Agreement may not be changed orally, but only by an agreement, in writing, signed by the parties.

Section 13.  Governing Law.

     This Agreement shall be construed in accordance with, and governed by, the laws of the state of California as applied to contracts that are executed and performed entirely in California.

Section 14.  Agreement Binding; Not Assignable.

     This Agreement shall be binding upon the Borrower, its heirs, executors, personal representatives and successors and shall inure to the benefit of, and be enforceable by Lender and Lender's successors and assigns. This agreement may not be assigned by Borrower and any attempt by Borrower to make an assignment shall render the Agreement null and void.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

                                      LENDER
                                      The Price Family  Charitable Trust created
                                      under declaration of trust dated March 10,
                                      1984



                                      /s/ Sol Price
                                      ----------------------------
                                      By Sol Price, Trustee



                                      BORROWER
                                      The San Diego Community Foundation
                                      Charitable Real Estate Fund, a California corporation


                                      /s/ Frank Ault
                                      ----------------------------
                                      By Frank Ault
                                       Its President